Search to Replace Enovix CFO

FREMONT, Calif., December 16, 2024 (GLOBE NEWSWIRE) – Enovix Corporation (“Enovix”) (Nasdaq: ENVX), a global leader in high-performance batteries, today announced that CFO Farhan Ahmad has left the company and that it is searching for a new CFO.

CEO Raj Talluri said, “We thank Farhan for his service, which left us with a healthy balance sheet with over $250 million of cash, a reduced cost structure, a strong global finance team, and a clear financial runway to ramp the production of our high-energy battery in our new state-of-the-art factory in Penang, Malaysia. We wish him success in his future endeavors.”

Executive Chairman T.J. Rodgers said, “Our search will prioritize finding a CFO with an outstanding record at investor relations and a transparent communication style. I also want to say here that I deeply appreciate the numerous emails I have received from our investors that typically start with ‘I like Enovix, but…’ and then continue with thoughtful positive suggestions on how to improve our communications. In some cases the emails even contained an improved re-written version of one of our press releases and, in one case, an offer from a shareholder who is a professional consultant to help us for free."

Rodgers concluded, “I have always been completely open with investors, even on the details of problems, as demonstrated in my two-hour presentation on January 3, 2023, which was Raj Talluri’s first day as our new CEO. And I will institutionalize that standard in our IR group over time. Investors should also understand that our employees are afraid of appearing to let investors down and therefore, while never dishonest, they sometimes play their cards too close to the vest.”

About Enovix

Enovix is on a mission to deliver high-performance batteries to unlock the full potential of technology products. Every electronic appliance – for IoT, mobile, and computing – needs a better battery. Enovix is partnering with OEMs worldwide to usher in a new era of user experiences. Our innovative, materials-agnostic battery architecture creates higher-performing batteries without compromising safety and keeps us on the cutting-edge.

Enovix is headquartered in Silicon Valley with facilities in India, Korea and Malaysia. For more information visit www.enovix.com and follow us on LinkedIn.

For media and investor inquiries, please contact: Robert Lahey Email: ir@enovix.com